EXHIBIT 99.2

Transcript of
Westmoreland Coal Company
Fourth Quarter 2015 Investor Conference Call
March 8, 2016

Participants
Kevin Paprzycki - Chief Executive Officer
Jason Veenstra - Chief Financial Officer

Analysts
David Gagliano - BMO
Mark Levin - BB&T
Matt Farwell - Imperial Capital
Derrick Hernandez - FDR
Terran Miller - Cantor Fitzgerald
Lexi Fell - Carl Marks Management

Presentation

Operator
Good afternoon, ladies and gentlemen, and welcome to Westmoreland Coal Company and Westmoreland Resource Partners’ 2015 Earnings Conference call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session, which will be conducted by telephone. As a reminder, this conference is being recorded today and a replay will be available as soon as practical on the Investor portion of the Westmoreland site through March 22, 2016.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes, and circumstances that are difficult to predict. The company’s actual results may differ materially from the projections given and results discussed in any such forward-looking statements.

Any forward-looking statements made on this call, or comments about future expectations are subject to business risks, which have been laid out for you in the company’s press release today, as well as in the company’s previous SEC filings. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date.

While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and therefore, you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Mr. Kevin Paprzycki, Chief Executive Officer of Westmoreland Coal Company, will be delivering today’s remarks. Thank you, Mr. Paprzycki. You may begin.

Kevin Paprzycki - Chief Executive Officer
Good morning and thank you for dialing in with us today. I’m in our Denver office and am joined by our CFO, Jason Veenstra from our Edmonton office.

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In today’s call, I’m going to begin with prepared remarks on our 2015 results. I’ll give some of my thoughts on our business, and 2016 strategy. I’ll then hand the call over to Jason who will go through our 2015 financial results and 2016 guidance, and then we’ll turn over the call for Q&A.

2015 proved to be a challenging year. Lower coal and power prices, mild weather and unexpected customer outages all presented meaningful headwinds. Still, our 2015 numbers benefited from solid operational performance, which led us to record, record tonnage, revenue and adjusted EBITDA.

2015 adjusted EBITDA came in within the revised guidance range at $217 million, and included over $4 million of non-cash actuarial charges. These charges were not factored into our February 4th update and even though they were non-cash, they pushed us into the lower end of our expected range.

Also not expected in this environment, we booked $136 million in non-cash impairment charges this year. These primarily related to ROVA and were driven by low overall PJM prices. These impairments did not impact our EBITDA, and Jason will dive further into all these issues shortly.

All that said, we had some significant successes in 2015. Our Jewett Mine down in Texas won the NMA’s Prestigious Sentinels of Safety Award for Large Surface Coal Mining. We also won two reclamation awards, one, again, by our Jewett Mine and the other by our Beulah Mine in North Dakota. I’d like to thank the employees at these operations for demonstrating two of Westmoreland’s core values - uncompromised safety and environmental stewardship.

During 2015, we additionally signed a 14-year extension with Sask Power at our Poplar River Mine, reflecting Westmoreland’s commitment to exceeding its customers’ expectations. We also took the first step in executing our MLP strategy by dropping the Kemmerer Mine down into the MLP. And finally, we announced the acquisition of the San Juan Mine and laid the groundwork for the successful close last month.

Heading into 2016, we expect continued drag from our non-core operations. Those are our Coal Valley Mine, the non-mine mouth portion of the Ohio operations, and the ROVA Power Plants. Unlike the rest of our businesses that have nice protection, these operations will all be affected by current market pressures.

In 2016, we’ll see a little lighter overall volumes with power prices being where they are. We’ll also see the impact of the Beulah contract expiration in June. All that said, our core business model will still drive a solid level of 2016 EBITDA, and we believe the addition of San Juan will further ensure that we generate cash flow after capex and interest requirements.

I’ve said before that our objective for 2016 is to delever, delever, delever. The confidence we have in our ability to execute is based on our unique model. It not only positions us as a low cost fuel provider, but protects us from much of the current pricing volatility in our space.

With that model as our foundation, we are concentration on four main objectives in 2016. These objectives are, first, maximizing cash generation; second, optimizing the San Juan acquisition; third, limiting cash drag from our non-core operations and lastly, using our free cash flow to strategically take down debt. Let me take a moment to expand on each of these thoughts.

First, maximizing cash generated by the business. During 2015, we generated around $50 million of free cash flow. We used this cash flow to acquiring Buckingham and the MLP. We further used it to begin executing on the MLP strategy through the Kemmerer drop and to pay the follow-on fees for our 2014 refinancing to lower cost debt. We view these uses of cash as solid investments, which will generate long-term returns. While our MLP plan has certainly been put on hold until the capital markets recover, we still think the MLP will ultimately help us maximize the value of our consistent cash flows.

We anticipate our core business will continue to generate significant free cash flow in 2016 and beyond. But, to really maximize how much cash we’re able to get out of the business, we’re looking at three key initiatives to standardize our business platform and drive further operational improvement. I mentioned these on our call earlier this year, but most of them have not historically been high priorities due to our growth.

The first initiative is our supply chain processes. We believe further standardization will reduce operating costs, help us run leaner inventories, and free up cash. Second, with a downturn across the mining industry, we see

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several alternatives to take advantage of equipment financing, replacing our parent level debt with lower cost leases.

And lastly, we’re looking at our corporate costs and G&A spend. We are proud of the fact that we run lean in our headcount, especially relative to peers. We’ll continue to run lean, but we do see further opportunities to reduce our overall G&A spend by standardizing everything from our travel platform to our IT systems. By opportunistically driving down costs, we believe we can increase cash generation to help with delivering.

The second focus area for 2016 is to optimize our recent San Juan acquisition. Integration is off to a great start. We’ve begun to see improving cost metrics, as well as greater consistency in coal quality, which is critical to our customer. I’m grateful to the team in San Juan for their commitment to drive [indiscernible] early success. There is still a lot to do, but our start out of the gate is really encouraging.

Our third focus involves limiting the impact of non-core businesses. This is, again, predominately ROVA and Coal Valley, neither of which fit our efficient and cost protective model. I want to emphasize here that we have limited opportunities, but we’re aggressively going after it, looking at every option to mitigate drag. We’re talking with our business partners to see if we can negotiate more favorable terms, and looking at alternatives to free up some of our trapped cash.

Lastly, once we’ve done everything we can to maximize the amount of cash this business generates, we intend to strategy delever the business. Ideally, we’re hoping to pay down our debt in a balanced approach across all our businesses, at San Juan, at the MLP, and at the parent. In reducing Westmoreland’s overall debt, we believe we will ultimately increase shareholder value by reducing the mortgage on each share of Westmoreland stock and shrinking our cash interest requirements, which ultimately frees up cash to benefit shareholders.

Paying down debt will also de-risk our business. In our industry, there’s a great deal we can’t control from extreme weather conditions to prolonged unexpected customer outages. By lowering our debt levels, we strengthen our balance sheet and put ourselves in a solid position if the unexpected occurs.

Before I wrap up, I want to touch briefly on an issue that rose yesterday with canceled PPAs up in Canada. The issue is fairly new. So, we haven’t had a great deal of time to analyze the specifics.

That said, I want to point out again that none of Alberta’s regulations are final. There’s a lot of work to be done by the Alberta government, including a complete accounting of cost, which will start with our customers and continue down to our level. The people in Alberta will also need to buy in to paying all these costs out of their pockets, and would have the ability to reverse course when they see the final price tag. Ultimately, the life of coal-fired power plants up in Alberta, really everywhere, will be determined by the demand for power, how much supply exists, and where supply is located on the dispatch curve.

Based on our cost position, we feel pretty confident where we sit across all our operations even with current natural gas prices. Our customers, TransCanada not being in that group, have given us confidence in our positions on both sides of the border. Perhaps most importantly, current low power price levels make it very difficult to invest in any type of replacement power while generating a solid return. The markets we serve also have increasing power demands and when you factor all that in, we see our assets running for the long-term.

Lastly, before I hand off to Jason, I want to welcome Westmoreland’s two future board members, Bob Flexon and Bob Tinstman. We are thrilled to have two directors with their public company leadership, expertise and track records, and I’m certain Westmoreland will greatly benefit from their perspectives.

And with that, I’ll hand the call over to Jason to review the numbers.

Jason Veenstra - Chief Financial Officer
Thanks, Kevin. I’ll begin my remarks by briefly walking through the 2015 results before touching on 2016 guidance.

When comparing 2015 to 2014, the Buckingham and MLP acquisitions as well as the timing of the Canadian acquisition greatly impact year-over-year comparisons. These transactions added $306 million to revenue and $30 million to EBITDA in 2015.

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As mentioned by Kevin, adjusted EBITDA came in in 2015 at $217 million. This result is within the guidance range as operations closed out the year largely as expected. This EBITDA result represents an increase of 24% year-over-year and when comparing that to the 51% we generated last year, we can see the outcomes of our M&A activities.

As part of adjusted EBITDA, we’d like to mention that non-cash expenses of $4 million from workers’ compensation and black lung were booked in the fourth quarter. While most of our actuarial results turn through the balance sheet, a smaller portion related to these two obligations have historically been accounted for through the P&L and subsequently had a negative impact on our Q4 EBITDA.

These charges were driven by macro level trends, such as claims rates, pay out experience and legal rulings. They were not related to Westmoreland’s specific performance. For clarity, our overall Heritage spend remains relatively constant year-over-year. And as a reminder, a commentary on February 4th regarding preliminary 2015 numbers did not include these non-cash adjustments as we were still in the year-end close process.

The net loss in 2015 was $209 million compared to a net loss of $173 million last year. There were several drivers of this $36 million decrease. First and most significant were the $136 million non-cash impairment charges. These charges related to our non-core assets, ROVA and Coal Valley, and reflect the declining price projections used in our cash flow outlook. One hundred and thirty-three million dollars of the charges were related to ROVA.

Third party outlooks of future PJM prices declined by over 30% and necessitated an impairment. The remaining $3 million relates to Coal Valley, which was driven by continued declines in new capital pricing. In addition to these impairments on our non-core assets, we also took a derivative loss of $6 million related to ROVA, ROVA’s power purchase agreements. None of these charges will impact EBITDA or cash flow moving forward, and we don’t expect further impairments in the future.

The next largest factor in year-over-year comparison was a $20 million increase in interest expense. It goes without saying that this is the result of financing our M&A. Connected with this, we also recorded $11 million in acquisition and transition charges related to the 2015 one-time transactions. Offsetting these impacts in 2015 was a $20 million income tax benefit recorded as a result of tax planning efforts.

As a reminder and working as an offset in the prior year, 2014’s results included various one-time charges, including a $49 million loss on debt extinguishment, a $39 billion derivative loss, and $27 million in acquisition and transition costs.

Turning to our balance sheet, our total debt outstanding at December 31 was approximately one billion dollars and it’s slightly down from September 30th as we paid down capital leases in the fourth quarter. We ended 2015 with $23 million in cash, and $30 million available on our revolving line of credit.

From a cash flow perspective, after taking into account approximately $70 million of cash interest, we generated free cash flow of $50 million for the full year of 2015. Consistent with past guidance, we calculate free cash flow for our business based on adjusted EBITDA less maintenance capital spending. We also factor in other cash impacts related to reclamation, pension, close retirement and deferred revenue. And finally, we deduct cash interest paid in the period.

The $50 million of cash flow generated in 2015 was used to pay down leases and facilitate M&A and other one-time transactions that occurred primarily during the first three quarters. Our third quarter 10-Q had a table that detailed these transactions, and we will be updating this table in our 10-K when it is filed in the next week.

When we look at Q4 on its own, it was a fairly routine quarter from an operational perspective. This resulted in free cash flow of approximately $21 million. This was based on EBITDA of $57 million less cash capital of $18 million. Other cash impacts of $5 million and cash interest of $13 million gets us to this $21 million. This free cash flow was used for capital lease payments of $10 million, as well as funding various working capital needs.

Based on timing of payments at our various sites coming out of a heavy maintenance quarter in Q3, we had a sizeable drawdown on routine accounts payable, as well as a slight increase in accounts receivable. We fully expect this to reverse itself in Q1.

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Of particular note, in working capital, we were required in Q4 to contribute $5 million in restricted cash related to our ROVA power contract. That $5 million brings our restricted cash related to the power contract up to $22 million, which we view as effectively pre-funding the cash flow losses we are projecting for ROVA over the next few years.

As we move into 2016, we expect no further working capital needs as we stabilize and tighten our business platform to focus our efforts on net cash generation and move out of the integration phase that we have been in over the last few years.

As stated in the earnings release, we are reiterating the guidance of a month ago. Including San Juan, we anticipate total tonnage from the consolidated business to be 53 million to 60 million tons. We expect consolidated adjusted EBITDA to be in the range of $235 to $275, and we are projecting consolidated capex in the range of $59 to $71.

After taking into account projected cash interest of approximately $90 million and using the midpoints, we anticipate consolidated free cash flow in the range of $70 million.

As we’ve said, our focus in 2016 is on harvesting cash flow from the solid business we’ve built so we can strategically pay down debt and strengthen our balance sheet. Because of the timing of our interest payments as well as the initial cash injection into San Juan, we anticipate that the majority of our deleveraging opportunities exist in the back-half of the year.

And with that, operator, we are now ready for Q&A.

Operator
Our first question comes from the line of Dave Gagliano with BMO.

<Q>: I actually just have some clarification questions around the fourth quarter primarily. I just want to make sure we have our numbers right really more than anything. First of all, the adjusted EBITDA, we came up with about $61 million in the fourth quarter ex the $4 million loss. Is that right?

Kevin Paprzycki - Chief Executive Officer
That’s correct, Dave.

<Q>: And where was that $4 million charge? Which segment was that in?

Kevin Paprzycki - Chief Executive Officer
Jason, go ahead with that one.

Jason Veenstra - Chief Financial Officer
Yes, that’s in the Heritage section, Dave.

<Q>: Can you just tell us; what was the free cash flow in the fourth quarter, and what was the capex associated with that, and what were the working capital changes associated with that free cash flow number as well?

Jason Veenstra - Chief Financial Officer
Yes, I can go through that. In the comments we had, Dave, I probably rambled through it too quickly, but we did mention the free cash flow of $21 million in Q4, which was largely required for working capital needs, a big part of that being the ROVA restricted cash that was mentioned. So, I’m not sure if that answers the question, but those are the free cash flow numbers for Q4.

<Q>: We can through it offline. The only other question I had was for 2016, just given the definition of free cash flow, can you just give us the split between maintenance and total capex in 2016?

Jason Veenstra - Chief Financial Officer
It’s all maintenance.

Operator
Our next question comes from the line of Mark Levin with BB&T.

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<Q>: Two quick questions. The first is around the opportunity on the lease side meaning to replace parent debt with lower cost capital leases. Can you quantify what that opportunity looks like and how much of that do you think could occur in 2016? Is that possibility contemplated in your 2016 free cash flow guidance, or is that incremental?

Kevin Paprzycki - Chief Executive Officer
That would all be incremental, but I’ll let Jason give you a better feel, Mark, for the details.

Jason Veenstra - Chief Financial Officer
Yes. We haven’t guided to a specific number, Mark. We’re encouraging people obviously to look at our sizeable TP&E balance on our financial statements. We don’t want to pre-judge it other than to say it’s a material number given the free cash flow midpoint of $70 million that we feel as the target. That is sizable and will have a meaningful impact on that $70 million. But, I think the point is that it’s not included in the $70 million and it’s sizable.

<Q>: And by “sizable” are we talking tens of millions or single millions?

Kevin Paprzycki - Chief Executive Officer
It’s tough to answer that one a little bit. It’s tough to answer that. It’s tough to answer working capital because there’s a lot of different directions and we’re pretty early in the process. We could about this several ways. You could just put new leases on. You could completely refinance all your leases, or you could do some kind of refinance of your existing leases.

It’s one of those things where we’re not sure which path is ultimately going to prove to be the best for us, but we’re heading down all of them. The same thing on-the working capital adjustment is another, or the supply chain benefit is another question we get pretty frequently. We know there’s opportunity there, but it’s also tough to understand how quickly you’ll take down a lot of your expensive spare parts, and that’s due on the timing of maintenance and the timing of when you need those parts.

So, there’s sizable opportunities to all of them. We’re just not sure exactly how large and not sure exactly when we’ll be able to free up that cash.

<Q>: The second question I had relates to contract renewals. One of the concerns that I think investors sometimes have is that as contracts come up they won’t be renewed given the political/regulatory environment. Can you maybe talk about 2016? Do you expect to renew any contracts, major or minor, in either the first or second half of 2016? Then more holistically, when you look at your book, especially some of the larger mines, how confident do you feel that they will ultimately be renewed?

Kevin Paprzycki - Chief Executive Officer
I don’t know necessarily that we’ll actually have any renewals to announce this year. I can tell you there are several that we’re actively working on, the large ones, and they would be meaningful extensions. There’s a meeting in fact next week on that regard, to move forward one of the contract extensions.

In general, I think with gas prices just continuing to plummet and being where they are, clearly our customers’ coal plants are going to see more pressure. There is a little bit of an offsetting benefit there because to the extent that natural gas prices and diesel are linked, which they predominately are, our mine costs go down with diesel being one of the largest spends and cost components of our mines. So, there’s a little bit of a built in hedge there.

We’re maintaining a pretty solid advantage still over natural gas on a dollar per million Btu basis. And so, just in general, our conversations with all these customers are solid. All these plants sit in solid positions on a dispatch curve, and we believe that they should run for the long-term.

<Q>: The final question; you alluded to the opportunity to maybe monetize or restructure the contract associated with ROVA. I think you mentioned just $20 million-some odd of cash you could free up to potentially pay down debt. So, I guess my question regarding that would be is your degree of confidence at this point. I guess you made it sound like obviously in this market it’s very tough to get anything done, but is there a reasonable chance that something could be done this year with regard to ROVA?

Kevin Paprzycki - Chief Executive Officer

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I think the exact words I used were we have limited opportunities. And so, we’re doing everything we can to try sell it, to try to restructure all the contracts, the supply contracts, the demand contract. Let me put it this way. With power prices falling against us, it’s an uphill battle. We’re still going after it, but I do think we have limited opportunities.

And that is a non-core operation. It’s something we’d like to sell. But in selling it, our guidance has been $5 million to $10 million of negative free cash flow; $10 million this year with power prices and weather projected back in ’15 and then ’16. But, it’s tough to get somebody to buy it and eat the free cash flow for those remaining three years.

Operator
Our next question comes from the line of Matt Farwell with Imperial Capital.

<Q>: I just want to touch on the events in Canada. The commentary from some of the customers is certainly that eventually the Province intends to, and they are trying to make plans to convert to gas-fired and renewable fleets. So, I guess what I’m trying to confirm is that the agreements between the mines and the customers are take-or-pay, and in addition, are there any outs for the counterparty in case of a change in law as is referenced by the holders of the power purchase agreement?

How do we think about the EBITDA up in Canada? If they are take-or-pay, is there sort of a swing factor or a lower bound in EBITDA that would be effectively had to be made to hold should the customer eventually ever decide to shut down the coal plant?

Kevin Paprzycki - Chief Executive Officer
My take, Matt, is that if there’s any impact to us under our contracts, we would be entitled to recoup our return on investment, and we would certainly claim that we made an investment overall in the mines that we should have been guaranteed a return on.

And so, it’s a really tough situation because I don’t even think our customers have been approached to go through what their loss of returns or return on capital would be. But certainly, our position is anything that’s impacted, we would be able to recoup a lot of it from our customers and then I think there’s also from the Province that would be recouped in terms of loss profits and what not.

<Q>: Have the customers guaranteed the reclamation on the mines as well, or on some of the mines in Alberta?

Kevin Paprzycki - Chief Executive Officer
Jason, correct me if I’m wrong. There’s one large customer that shares in our reclamation up there, but most of our reclamation share with customers is down here in the United States.

Jason Veenstra - Chief Financial Officer
Correct.

<Q>: So, another question on the capital leases. You’ve talked about refinancing existing leases, but you do have some amortization payments due this year, roughly $18 million from previous quarterly filings. How do you reconcile the plan to issue new cap leases when you also have amortization coming due?

Kevin Paprzycki - Chief Executive Officer
Jason, go ahead. Walk through that one.

Jason Veenstra - Chief Financial Officer
Yes. I think it’s touched on what Kevin mentioned. We feel that’s part of the whole package here when we look at the opportunity to free up cash that adjusting or amending our existing capital lease profile would be one of the initiatives that we’re looking at. So, I think its all part and parcel with using that free cash flow and what we use it for. So, it’s been clearly identified that that would be one of the areas that we’d like to focus on with our provider.

<Q>: Do you still see the losses from Coal Valley of $15 million this year?

Jason Veenstra - Chief Financial Officer
We still feel we’re in that range, yes. Yes, from a cash flow perspective.

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<Q>: Then the final comment is you did restate the segment financials and I think it would be useful if we could see the financials for Kemmerer in 2Q and 3Q so that we could just get a consecutive accounting for the segment financials for the year.

Kevin Paprzycki - Chief Executive Officer
Yes, let us evaluate that one, Matt. Put it this way; we don’t like to have individual mine financials out there because it puts us in a competitive disadvantage when everybody can see what our total profits are for each mine. So, let us put that one out there. Generally, that’s why we’re going to realign the segments and group the mines in various segments so that EBITDA per ton can’t be seen for any specific mine.

Operator
Our next question comes from the line of Lucas Pipes with FDR.

<Q>: This is Derrick Hernandez this morning for Lucas Pipes. I just want to start with a quick question on ROVA in Q4. It looked like there was a rather significant EBITDA gain versus where you guys stood year-to-date in Q3. I’m just wondering if you had a little more information on that. I know you reiterated the loss anticipated into the year, but there wasn’t anything that might affect adjusted EBITDA on that line?

Kevin Paprzycki - Chief Executive Officer
Without going into too much detail, Derrick, ROVA’s results will always be a little bit back-weighted, and the reason is because we generally meet our obligation to supply power to Dominion, which we’re doing at a loss, by purchasing it and flipping it to them. We generally meet that somewhere in the middle of the fourth quarter.

And so, there’s a four to six week period in there at the end of the year where we don’t take that loss. And so, there is a little bit of back-weighting in ROVA’s cash generation.

<Q>: I see. Is there a potential capex breakout for ROVA in Q4 given that the expectation was for a bit of a steeper cash loss there?

Kevin Paprzycki - Chief Executive Officer
I actually don’t have that one in front of me.

Jason Veenstra - Chief Financial Officer
The impact below EBITDA is a deferred revenue impact. There’s no capital impact. So, if you look at our deferred revenue, which we group into what we call other cash impacts, that’s what brings down ROVA’s breakeven EBITDA down to the theoretical, or not theoretical, the lower end of the guidance of $10 million cash loss. So, there’s no capital spending there for Q4.

<Q>: Given the reiteration of consolidated EBITDA and volumes for the year, was there any shift in your expectation as outlined in early February on the segment level, or is it all basically in line with about a month ago?

Kevin Paprzycki - Chief Executive Officer
I don’t think there’s been any real shift. I mean the only thing I would say in the past 30 days is certainly that Newcastle has trended a little bit since then. But, I think the bigger trend that I think we’re more focused on is it’s just been such mild weather. And so, we’ll see. But, this year is kind of starting out as a repeat of 2015 and while it’s early on, that’s clearly something we’re watching.

<Q>: Then very quickly, was there any additional trapped cash you referenced in non-core assets outside of the restricted cash you outlined at ROVA?

Jason Veenstra - Chief Financial Officer
No. No, there’s no trapped cash other than, like was mentioned in the prepared remarks, the accounts payable coming out of Q3, which we’ll be able to see more clearly in the 10-K, but, no, there’s no trapped cash in our non-core assets other than $22 million which has been referenced.

<Q>: Finally, you referenced potential cost savings on the little lower diesel cost. Is it possible to get a reminder of the diesel breakdown in your costs anticipated for 2016 like just as a percentage of the overall?

Kevin Paprzycki - Chief Executive Officer

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Well, I think more importantly, the way you’d look at that, Derrick, is that most of that reduction is going to go back to our customers. So, it puts them in a better position. Some of it will drop to our bottom line, but most of it will go back to our customers under the cost protected or cost plus contracts, and that puts them in a better dispatch position.

<Q>: Of course and to burn a little bright as well. All right. Appreciate all of the commentary and very good work, and we look forward to the year. Thank you.

Operator
Our next question comes from the line of Terran Miller with Cantor Fitzgerald.

<Q>: Jason, I’m just trying to reconcile two things. I believe your adjusted EBITDA guidance for 2016 is after the effects of ROVA, but if you have $22 million of restricted cash, which is basically a pre-financing of some of that loss, are we supposed to add some money back to get to 2016 free cash flow? And if so, what is that 2016 number?

Jason Veenstra - Chief Financial Officer
No. The $70 million midpoint includes, as we’ve referenced, a $10 million, roughly $10 million loss at ROVA and is completely excluding any successes we have with that restricted cash. So, if we were able to bring that back in as the year unfolds, it would be in addition to the $70 million.

<Q>: So, you don’t draw down on the restricted cash to fund the shortfall. It just sits there in restricted cash.

Jason Veenstra - Chief Financial Officer
Right. Yes. There are slightly different levers involved here. So, it’s not an automatic drawdown of it, no.

Operator
Our next question from the line of Lexi Fell with Carl Marks Management.

<Q>: I guess with respect to Alberta and the PPAs of Canada there, what are some of the key decisions or key milestones that you guys are looking at? I’m just trying to get a flavor of timing.

Kevin Paprzycki - Chief Executive Officer
Boy, that’s another hard one, that’s difficult to answer, but I would just say in terms of milestones, we know we’re going to have a seat at the table as they do their kind of total comprehensive cost accounting to figure out what is the cost of potentially ending coal plants earlier. That’s going to be a pretty exhaustive exercise.

We know that we’re going to have a cue there, but our customers will be in a meeting with them first and I don’t believe that’s taken place yet. So, it’s difficult to answer that because we haven’t been given a very clear time frame from the government up there.

<Q>: So, you can’t even kind of say 6 to 12 months. I mean it’s just kind of open ended at this point. There’s not even like a ballpark or anything.

Kevin Paprzycki - Chief Executive Officer
Yes, there’s an irony with folks canceling their PPAs when the impact of the regulations hasn’t really been established yet. So, I think there’s just a lot of positioning going on right now.

<Q>: And then I just wanted to follow-up with another timing question in terms of delevering. You guys have been pretty clear about that being a major priority, and I was wondering if you’d talk about in terms of the term loan versus the bonds and then in addition to that, the timing of when we might see some action there.

Kevin Paprzycki - Chief Executive Officer
I think Jason indicated in his prepared remarks that the timing would probably be back half weighted and that’s due to the fact that we had some startup cash we had to inject in San Juan, plus you have the timing of our interest payments, which January 1st was the first of those for 2016. So, it’s definitely going to be back half weighted. We’ll be aggressive about seeing if we can do something in the meantime, but most of the cash generation this year, as it always is, is going to be in the back part of the year.

<Q>: And then just kind of the bonds versus the term loan; how are you think about both of those tranches?

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Kevin Paprzycki - Chief Executive Officer
We’re very math oriented. So, whichever one proves the better investment on our part.

Operator
Ladies and gentlemen, this concludes today’s question and answer session. I would like to turn the floor back to Keven Paprzycki for closing remarks.

Kevin Paprzycki - Chief Executive Officer
Thank you, all for joining us, and we’ll be talking to everybody here at the Q1 call again I think is our next conference call in the end of April. So, thank you, again.

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